Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A of Fidelity Beacon Street Trust: Fidelity Tax Managed Stock Fund, of our report dated December 7, 1999 on the financial statements and financial highlights included in the October 31, 1999 Annual Report to Shareholders of Fidelity Beacon Street Trust: Fidelity Tax Managed Stock Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
December 20, 1999